NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2015 RESULTS

HIGHLIGHTS

•
Net income attributable to common stock for first-quarter 2015 totaled $2.7 million, $0.34 per share, compared with net income attributable to common stock of $1.1 million, $0.14 per share, for first-quarter 2014.

•	Operating results at the W Austin Hotel & Residences project continued to reflect positive trends.

◦	Revenue per available room at the W Austin Hotel was $320 during first-quarter 2015, compared with $309 during first-quarter 2014.

◦	Austin City Limits Live at the Moody Theater (ACL Live) hosted 48 events during first-quarter 2015, compared with 45 events during first-quarter 2014.

•	Sales of eight lots for $2.2 million were closed in first-quarter 2015, compared with eight lots for $3.6 million in first-quarter 2014.

•
Stratus recognized a deferred gain in first-quarter 2015 associated with the 2012 sale of 7500 Rialto totaling $5.0 million ($3.2 million to net income attributable to common stock) upon the release of the related guaranty.

•
Expenditures for purchases and development of real estate properties included in Stratus' five-year business strategy totaled $6.6 million for first-quarter 2015, compared with $8.0 million for first-quarter 2014, primarily reflecting development costs for Barton Creek properties.

•
Stratus' consolidated debt was $201.7 million and consolidated cash was $24.7 million at March 31, 2015, compared with consolidated debt of $196.5 million and consolidated cash of $29.6 million at December 31, 2014.

•
Stratus' board has approved, and management is implementing, a five-year business strategy to create value for stockholders by methodically developing certain existing assets and actively marketing other assets for possible sale at appropriate values.

SUMMARY FINANCIAL RESULTS

	First-Quarter
	2015		2014
	(In Thousands, Except Per Share Amounts)
Revenues	$20,225		$23,299
Operating income	1,609		3,348	[a]
Income from continuing operations	566		2,892
Income from discontinued operations	3,218	[b]	—
Net income	3,784		2,892	[a,c]
Net income attributable to common stock	2,742	[b]	1,097	[a,c]

Diluted net (loss) income per share attributable to common stock:
Continuing operations	$(0.06)		$0.14
Discontinued operations	0.40	[b]	—
Diluted net income per share attributable to common stock	$0.34		$0.14	[a,c]

Diluted weighted-average shares of common stock outstanding	8,079		8,101

a.	Includes income of $0.5 million, $0.07 per share, related to insurance recoveries.

b.	Includes recognition of a deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock or $0.40 per share) associated with the 2012 sale of 7500 Rialto.

c.
Includes income of $0.1 million, $0.01 per share, related to the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences project.

AUSTIN, TX, May 8, 2015 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $2.7 million, $0.34 per share for first-quarter 2015, compared with $1.1 million, $0.14 per share, for first-quarter 2014. Stratus' net income attributable to common stock for first-quarter 2015 included income from discontinued operations of $3.2 million, $0.40 per share, associated with the recognition of a deferred gain from the 2012 sale of 7500 Rialto. Stratus' net income attributable to common stock for first-quarter 2014 included income of $0.6 million associated with an insurance settlement and the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, “Stratus continues to aggressively pursue its five-year development plan, with construction progressing on the first phase of the Barton Creek 236-unit Tecoma multi-family project and planning for future multi-family and commercial components also underway. During the first quarter we received site plan approval for our 325,000 square foot Lantana mixed-use project. Our current development projects with HEB are each on schedule, and we are enthusiastic about similar opportunities in the future that conform to our 5-year plan. We recently opened up and are anticipating positive interest in our Barton Creek Amarra Phase III section of homesites, with planning for additional Barton Creek home sites also underway. The process to sell the W Hotel project has yet to produce an acceptable sales proposal; we will continue to consider future sales opportunities and own and operate the project until sold. Our marketing efforts for the sale of our Parkside Village and Circle C multi-family sites have been very encouraging, and we expect to conclude efforts for a new credit facility soon. Our first-quarter financial results reflect continuing positive operating performance at the W Austin Hotel, ACL Live and our commercial leasing business, and we expect continued progress on our five-year development plan to lead to further opportunities for positive future financial performance.”

Five-Year Business Strategy. Stratus' board of directors has approved a five-year plan to create value for stockholders by methodically developing certain existing assets and actively marketing other assets for possible sale at appropriate values. Under the plan, any future new projects will be complementary to existing operations and will be projected to be developed and sold within a five-year time frame. Stratus believes that the Austin and surrounding sub-markets continue to be desirable. Many of Stratus' developments are in locations where development approvals have historically been subject to regulatory constraints, which has made it difficult to obtain entitlements. Stratus' Austin assets, which are located in desirable areas with significant regulatory constraints, are highly entitled and, as a result, Stratus believes that through strategic planning and development, it can maximize and fully realize their value. These development plans require significant additional capital, and may be pursued through joint ventures or other means. In addition, the strategy is subject to continued review by Stratus' board of directors and may change as a result of market conditions or other factors deemed relevant by the board.

As part of its five-year plan, Stratus is currently developing The Oaks at Lakeway and Tecoma Multi-Family projects. The Oaks at Lakeway is a HEB Grocery Company, L.P. (HEB) anchored retail project planned for 245,022 square feet of commercial space. The Tecoma Multi-Family project is a garden-style apartment complex consisting of 236 units. Both projects are under construction and are progressing on schedule.

In January 2015, Stratus and Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), Stratus' joint venture partner in the W Austin Hotel & Residences project, engaged a financial adviser to explore a possible sale of the W Austin Hotel & Residences project; to date, the process has not produced an acceptable transaction. Stratus is also in the process of engaging or considering the engagement of advisers to market other developed and undeveloped properties.

W Austin Hotel & Residences Project. Revenue per Available Room at the W Austin Hotel, which is calculated by dividing total room revenue by total rooms available, averaged $320 during first-quarter

2015, compared with $309 during first-quarter 2014. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

Austin City Limits Live at the Moody Theater (ACL Live) hosted 48 events during first-quarter 2015, compared with 45 events during first-quarter 2014. ACL Live currently has events booked through March 2016.

The project also has 39,328 square feet of leasable office space, including 9,000 square feet occupied by Stratus' corporate office, and 18,362 square feet of retail space. As of March 31, 2015, occupancy for the office space was 100 percent and occupancy for the retail space was 74 percent. Leasing is ongoing for the remaining retail space.

As of March 31, 2015, sales of 157 of the 159 condominium units had closed for $186.2 million with the remaining two units being actively marketed.

Parkside Village. Parkside Village, a 90,184-square-foot retail project in the Circle C Community in southwest Austin, consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, an 8,043-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building. Construction of the Parkside Village retail project was completed during fourth-quarter 2014, and as of March 31, 2015, occupancy was approximately 96 percent. A lease for an additional two percent of the space has been signed, and leasing is ongoing for the remaining space.

Discontinued Operations. In 2012, Stratus sold 7500 Rialto, an office building in Lantana. In connection with the sale, Stratus recognized a gain of $5.1 million and deferred a gain of $5.0 million related to a guaranty provided to the lender in connection with the buyer's assumption of the loan related to 7500 Rialto. The guaranty was released in January 2015, and Stratus recognized the deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock) in first-quarter 2015.

Operating Results. Stratus' developed property sales for the first-quarter of 2015 and 2014 included the following (dollars in thousands):

	First-Quarter
	2015			2014
	Lots/Units	Revenues	Average Cost per Lot/Unit	Lots/Units	Revenues	Average Cost Per Lot/Unit
Barton Creek
Calera:
Verano Drive	—	$—	$—	3	$1,154	$187
Amarra Drive:
Phase II Lots	—	—	—	5	2,475	203

Circle C
Meridian	8	2,205	156	—	—	—

W Austin Hotel & Residences Project
Condominium Units	—	—	—	2	1,720	698
Total Residential	8	$2,205		10	$5,349

The decrease in developed lot/unit sales and revenues in first-quarter 2015 primarily resulted from fewer condominium unit sales at the W Austin Residences, as Stratus has sold all but the last two units of its remaining inventory, and fewer lot sales at Verano Drive and Amarra Drive Phase II (all remaining Verano Drive lots were sold during 2014). These decreases were partly offset by increased lot sales at Meridian.

Development of Amarra Drive Phase III, which consists of 64 lots, was completed during first-quarter 2015, and the lots are being marketed for sale.

As of April 30, 2015, 42 Meridian lots, 14 Amarra Drive Phase II lots and 64 Amarra Drive Phase III lots remain available for sale.

Revenue from the Hotel segment totaled $11.7 million for first-quarter 2015, compared with $10.9 million for first-quarter 2014. Hotel revenue reflects the results of operations for the W Austin Hotel, and primarily includes revenue from room reservations and food and beverage sales. Increased Hotel revenues for first-quarter 2015, compared with first-quarter 2014, primarily reflect higher average room rates and increased food and beverage sales.

Revenue from the Entertainment segment totaled $4.3 million for first-quarter 2015, compared with $5.5 million for first-quarter 2014. Entertainment revenues primarily reflect the results of operations for ACL Live, including ticket sales, revenue from private events, sponsorships, personal seat license sales and suite sales, and sales of concessions and merchandise. Entertainment revenue also reflects revenues associated with outside events hosted at venues other than ACL Live and production of recorded content for artists performing at ACL Live, as well as the results of the joint venture with Pedernales Entertainment relating to Stageside Productions. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the number and type of events. The decrease in Entertainment revenue for first-quarter 2015 primarily resulted from lower revenue from private events.

Rental revenue from the Commercial Leasing segment totaled $1.9 million for first-quarter 2015, compared with $1.7 million for first-quarter 2014. The increase in rental revenue in first-quarter 2015 primarily reflects increased leasing activity and occupancy at Parkside Village and Block 21 Office.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin area, but including projects in certain other select markets in Texas.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding the implementation and potential results of Stratus' five-year business strategy, projections or expectations related to operational and financial performance, development plans and real estate sales, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, liquidity and capital resources, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reduction in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2014.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are subject to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Hotel	$11,619	$10,812
Entertainment	4,309	5,487
Real estate operations	2,476	5,431
Commercial leasing	1,821	1,569
Total revenues	20,225	23,299
Cost of sales:
Hotel	8,082	7,632
Entertainment	3,403	4,021
Real estate operations	2,110	3,818
Commercial leasing	741	701
Depreciation	2,304	2,247
Total cost of sales	16,640	18,419
General and administrative expenses	1,976	2,062
Insurance settlement	—	(530)
Total costs and expenses	18,616	19,951
Operating income	1,609	3,348
Interest expense, net	(850)	(849)
Loss on interest rate cap agreement	(55)	(81)
Other income, net	4	19
Income before income taxes and equity in unconsolidated affiliates' income	708	2,437
Equity in unconsolidated affiliates' income	121	681
Provision for income taxes	(263)	(226)
Income from continuing operations	566	2,892
Income from discontinued operations, net of taxes	3,218	—
Net income	3,784	2,892
Net income attributable to noncontrolling interests in subsidiaries	(1,042)	(1,795)
Net income attributable to common stock	$2,742	$1,097

Basic and diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.06)	$0.14
Discontinued operations	$0.40	$—
Basic and diluted net income per share attributable to common stockholders	$0.34	$0.14

Weighted-average shares of common stock outstanding:
Basic	8,041	8,050
Diluted	8,079	8,101

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2015		December 31, 2014
ASSETS
Cash and cash equivalents	$24,724	[a]	$29,645
Restricted cash	5,385		7,615
Real estate held for sale	31,872		12,245
Real estate under development	114,442		123,921
Land available for development	24,358		21,368
Real estate held for investment, net	176,295		178,065
Investment in unconsolidated affiliates	882		795
Deferred tax assets	9,942		11,759
Other assets	18,247		17,274
Total assets	$406,147		$402,687

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$10,669		$8,076
Accrued liabilities	6,735		9,670
Debt	201,722		196,477
Other liabilities and deferred gain	8,271	[b]	13,378
Total liabilities	227,397		227,601

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		91
Capital in excess of par value of common stock	204,465		204,269
Accumulated deficit	(44,579)		(47,321)
Accumulated other comprehensive loss	(374)		(279)
Common stock held in treasury	(20,470)		(20,317)
Total stockholders' equity	139,133		136,443
Noncontrolling interests in subsidiaries[c]	39,617		38,643
Total equity	178,750		175,086
Total liabilities and equity	$406,147		$402,687

a.	Includes $3.1 million available to Stratus, $0.6 million available to the Parkside Village project and $21.0 million available to the W Austin Hotel & Residences project.

b.	Deferred gain of $5.0 million associated with the 2012 sale of 7500 Rialto was recognized in first-quarter 2015.

c.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2015	2014
Cash flow from operating activities:
Net income	$3,784	$2,892
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,304	2,247
Cost of real estate sold	1,167	2,584
Deferred gain on sale of 7500 Rialto	(5,000)	—
Stock-based compensation	136	98
Equity in unconsolidated affiliates' income	(121)	(681)
Deposits	(98)	(603)
Deferred income taxes	1,880	—
Purchases and development of real estate properties	(6,563)	(7,991)
Decrease in other assets	1,256	881
Decrease in accounts payable, accrued liabilities and other	(577)	(1,904)
Net cash used in operating activities	(1,832)	(2,477)

Cash flow from investing activities:
Capital expenditures	(8,276)	(488)
Return of investment in unconsolidated affiliates	35	1,275
Net cash (used in) provided by investing activities	(8,241)	787

Cash flow from financing activities:
Borrowings from credit facility	14,500	3,500
Payments on credit facility	(6,946)	(1,171)
Borrowings from project loans	6,774	—
Payments on project and term loans	(9,083)	(420)
Net payments for stock-based awards, including excess tax benefit	(93)	(190)
Noncontrolling interests distributions	—	(1,040)
Repurchase of treasury stock	—	(536)
Net cash provided by financing activities	5,152	143
Net decrease in cash and cash equivalents	(4,921)	(1,547)
Cash and cash equivalents at beginning of year	29,645	21,307
Cash and cash equivalents at end of period	$24,724	$19,760

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consist of its properties in Austin, Texas (the Barton Creek community, the Circle C Community, Lantana and the condominium units at the W Austin Hotel & Residences project); in Lakeway, Texas (The Oaks at Lakeway) located in the greater Austin area; and in Magnolia, Texas located in the greater Houston area.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.
The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed with Pedernales Entertainment LLC.
The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community.
Segment data presented below was prepared on the same basis as Stratus' consolidated financial statements (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing		Eliminations and Other[b]	Total
Three Months Ended March 31, 2015:
Revenues:
Unaffiliated customers	$2,476	$11,619	$4,309	$1,821		$—	$20,225
Intersegment	25	72	23	86		(206)	—
Cost of sales, excluding depreciation	2,111	8,102	3,429	765		(71)	14,336
Depreciation	57	1,494	324	467		(38)	2,304
General and administrative expenses	1,375	221	80	415		(115)	1,976
Operating (loss) income	$(1,042)	$1,874	$499	$260		$18	$1,609
Income from discontinued operations	$—	$—	$—	$3,218	[c]	$—	$3,218
Capital expenditures[d]	6,563	391	61	7,824		—	14,839
Total assets at March 31, 2015	192,630	109,669	50,993	48,465		4,390	406,147

Three Months Ended March 31, 2014:
Revenues:
Unaffiliated customers	$5,431	$10,812	$5,487	$1,569	$—	$23,299
Intersegment	23	130	7	123	(283)	—
Cost of sales, excluding depreciation	3,870	7,632	4,069	725	(124)	16,172
Depreciation	56	1,473	319	435	(36)	2,247
Insurance settlement	(530)	—	—	—	—	(530)
General and administrative expenses	1,628	72	27	501	(166)	2,062
Operating income	$430	$1,765	$1,079	$31	$43	$3,348
Capital expenditures[d]	$7,991	$49	$32	$407	$—	$8,479
Total assets at March 31, 2014	141,617	113,742	49,846	48,834	(6,160)	347,879

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and CJUF II Stratus Block 21, LLC.

c.	Represents a deferred gain, net of taxes, associated with the 2012 sale of 7500 Rialto that was recognized in first-quarter 2015.

d.	Also includes purchases and development of residential real estate held for sale.

IV